Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of October 15, 2014 (the “Effective Date”), by and between RMR IP, Inc.,a Nevada corporation (the “Company”), and 77727111, LLC (the “Consultant”). The Company desires to retain Consultant as an independent contractor to perform such services on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.	SERVICES AND COMPENSATION

Consultant shall provide the services set forth on Exhibit A attached hereto to the Company (the “Services”). In such capacities, Consultant shall report directly to the Chief Executive Officer of the Company. The Services can be modified as reasonably required to suit the specific requirements and needs of the Company. The Company shall pay Consultant the fee set forth on Exhibit A attached hereto. Except as set forth on Exhibit A, all costs and expenses of Consultant’s performance hereunder shall be borne by the Consultant.

2.	PROPRIETARY INFORMATION; CONFIDENTIALITY

(a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, in addition to financial, accounting, statistical, marketing and personnel information of the Company and/or its customers or other third-parties or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b) Consultant while performing the Services, will be exposed to and handling the Company’s Confidential Information. Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. Consultant agrees that the restrictions in this Section 2 shall also apply to Confidential Information conceived, originated, discovered or developed by Consultant during the term of this Agreement. It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3 and 8 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the contents of this Agreement.

(c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

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(d) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e) Return of Property. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, reproductions of any aforementioned items developed by Consultant pursuant in the performance of the Services to the Company, or Confidential Information that Consultant may have in Consultant’s possession or control.

(f) Other Agreements. Consultant represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. Consultant has not and shall not: (i) disclose or use in the course of the Services to the Company, any proprietary or trade-secret information belonging to another; or (ii) enter into any oral or written agreement in conflict with this Agreement.

3.            OWNERSHIP Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Inventions”), are the sole property of the Company. In addition, any Inventions which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

4.	TRADE SECRETS

Consultant shall not disclose to any others, or take or use for Consultant’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of the Company’s trade secrets, including without limitation, Confidential Information, customer and supplier lists, computer programs, applications or software or intellectual property of the Company. Consultant agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Company’s possession and (ii) trade secrets conceived, originated, discovered or developed by Consultant during the term of this Agreement relating to the affairs of the Company.

5.	CONFLICTING OBLIGATIONS

Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

6.	TERM AND TERMINATION

This Agreement will commence on the Effective Date and will continue until terminated by either party for breach or upon thirty (30) days prior written notice.

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7.	ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned, delegated or transferred by Consultant without the express written consent of the Company.

8.	INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement, and shall incur all expenses associated with performance, except as provided herein. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company to pay in withholding taxes or similar items.

9.	EQUITABLE RELIEF

Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 4, and 5 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2, 3, 4, or 5, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

10.	GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Colorado applicable to contracts executed and to be wholly performed within such State.

11.	TAX ADVICE

Consultant acknowledges that Consultant has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the terms and conditions of this Agreement. Consultant assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with this Agreement.

12.	ENTIRE AGREEMENT AND AMENDMENTS

This Agreement is the entire agreement of the parties and supersedes any prior or contemporaneous agreements whether oral or written between them with respect to the subject matter hereof. This Agreement may be changed only if agreed to in writing by both parties.

13.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

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14.	SEVERABILITY

If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

15.	WAIVER

The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

RMR IP, Inc. By: __________________________ Name: ________________________ Title: _________________________	Consultant: 77727111, LLC By: ___________________________ Chad Brownstein, Managing Member

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EXHIBIT A

SERVICES AND COMPENSATION

Services.   Consultant will render to the Company the following Services:

•	Formation services, development of business plan and corporate strategy, fundraising efforts and exit strategy scenarios.

Compensation.   The Company shall pay Consultant as follows:

•	$75,000

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